Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 4, 2009 by and between Microfluidics International Corporation, a Delaware corporation (the “Company”), and Michael C. Ferrara (“Executive”).

WHEREAS, the Company and Executive entered into an employment agreement dated November 14, 2007 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the terms and conditions of the Prior Agreement effective January 1, 2010 (the “Effective Date”) as set forth in the Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that effective as of Effective Date, the Prior Agreement is hereby amended and restated and superseded and replaced in its entirety as follows:

1.             Employment.  The Company shall continue to employ Executive, and Executive shall continue his employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 below.  Executive warrants that he is not subject to any agreement or obligation that would prohibit or restrict his performance under this Employment Agreement.  Executive shall also serve, at the request of the Company, as the Chief Executive Officer or in a similar position with the Company’s subsidiaries.

2.             Position and Duties.

(a)           During the Employment Period (as defined in Section 4(a)), Executive shall serve as the Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”).  Executive shall have the duties and responsibilities of such position as well as such other duties and responsibilities as the Board may from time to time reasonably direct.  Subject to election in accordance with the Company’s bylaws, Executive shall also serve a director of the Company.

(b)           Executive’s principal place of employment will be the Company’s principal corporate office, currently located at 30 Ossipee Road in Newton, Massachusetts.  Executive shall travel as necessary for the proper performance of his duties and responsibilities.  The expense of such business travel shall be borne by the Company in accordance with Section 3(f) below.

(c)           The Company and Executive acknowledge and agree that this employment will require the full time and energies of Executive.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from:  (i) serving on the governing bodies of the companies listed on Exhibit A or other companies for which he has obtained the prior written approval of the Board, (ii) engaging in charitable and public service activities, or (iii) managing Executive’s personal investments, provided that such activities under clauses (i) and (ii) are disclosed in writing to the Board in a notice that references this provision and the activities under clauses (i), (ii) and (iii) do not interfere with Executive’s availability or ability to perform Executive’s duties or responsibilities hereunder.

3.             Compensation: Salary; Bonuses; Stock Options and Other Benefits.

(a)           The Company shall pay Executive a base salary of $240,000 per year (the “Base Salary”), payable in substantially equal installments in accordance with the Company’s customary payroll practices.  The Base Salary shall be subject to annual review by the Board.  The Board, in its sole discretion, may increase Executive’s Base Salary; however, the Board may not decrease Executive’s Base Salary from its then current level without the prior written consent of Executive.

(b)           In addition to the Base Salary provided herein, the Executive shall be entitled to participate in, and may receive performance bonus payments under, an annual bonus plan or plans that the Compensation Committee of the Board may establish from time to time for senior executive officers of the Company, based on achieving Company and individual annual performance criteria for each calendar year as specified by the Compensation Committee of the Board. Executive’s potential performance bonus under any such annual performance bonus plan for achieving 100% of the mutually agreed upon “KRAs” and/or other targets for that year shall be no less than fifty (50) percent of Executive’s annual Base Salary.  Determination of the percentage achievement of Executive’s “KRAs” and/or other targets is at the sole discretion of the Compensation Committee.  The performance bonus earned in any calendar year shall be paid within (30) days after release of the Company’s audited financial statements for such year.   Except as set forth below in Section 4(e), the payment of any performance bonus shall be conditioned upon Executive remaining in the Company’s employ through the date on which the performance bonus is paid.

(c)           In the event that during the Employment Period (defined below), the Company grants Executive any options to purchase shares of the Company’s common stock, any stock awards or any other equity like compensation (“Equity Awards”) under any of the Company’s equity incentive plans, the Company shall provide, to the extent permissible under applicable law and the applicable equity incentive plan, that the Equity Award vesting shall fully accelerate on a Change of Control (as defined below) and for a post termination exercise period of twenty four (24) months (or, if shorter, the final expiration date for exercise of the Equity Award), provided that termination is not due to death, disability or cause, each as defined in the applicable Equity Award agreement.

(d)           Except as otherwise expressly provided herein, Executive shall be eligible to participate in the Company’s employee benefits as they may exist from time to time, including its health insurance, life insurance, 401k and stock purchase plans (the “Employee Benefits”).   During the Employment Period, Executive’s participation in the Company’s employee benefit plans shall be subject to the terms, conditions and eligibility requirements of each plan, provided that the Company may alter, modify, add to, replace or delete any or all of its employee benefit plans at any time as the Company in its sole discretion deems appropriate.

(e)            Executive shall be eligible to earn and use four (4) weeks of paid vacation per calendar year, accruing at the rate of 1.67 days per month.  The use, accrual and carry over of vacation time shall be governed by the Company’s vacation policies in effect from time to time.

(f)           The Company shall reimburse Executive for all reasonable expenses he incurs in the course of performing his duties under this Agreement, to the extent consistent with the policies established by the Company from time to time with respect to travel and other business expenses and subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.             Term.

(a)           This Agreement shall be effective as of January 1, 2010 and shall continue hereafter in full force and effect until December 31, 2011 (the “Initial Employment Period”) until and unless terminated in accordance with Section 4(b).  After the Initial Employment Period, this Agreement shall continue in effect for successive one year periods (each an “Extension Period”), until and unless terminated in accordance with Section 4(b) or amended by mutual agreement of the parties.  The Initial Employment Period, together with any Extension Period, is hereinafter referred to as the “Employment Period.

(b)           Executive’s employment hereunder shall terminate:

(i)           upon Executive’s death or upon the expiration of a continuous period of ninety (90) days during which Executive is unable to perform his assigned duties due to physical or mental incapacity (“Permanent Disability”;

(ii)           by Company for Cause (as defined in Section 4(g)), immediately upon written notice to the Executive;

(iii)           by Company, without Cause, at any time during or at the end of the Employment Period upon at least thirty (30) days prior written notice to Executive; or

(iv)           by Executive (A) without Good Reason (as defined in Section 4(h) at any time during or at the end of the Employment Period upon at least 30 days prior written notice to Company; (B) with Good Reason in accordance with the notice provisions set forth in Section 4(h), and (C) within thirty (30) days of a Change of Control.

(c)           In the event the Employment Period is terminated either by Executive for other than a Good Reason (as defined below) or a Change of Control or by the Company for Cause (as defined below) or as a result of Executive’s death or Permanent Disability, then the Company shall have no further obligation to Executive hereunder other than as set forth in subsection (d) below.

(d)           In the event of a termination of the Employment Period for any reason, and in addition to any other payments that may be required pursuant to this Agreement, the Company will pay Executive or his designated beneficiary, or if no beneficiary has been designated in writing, to his estate:  (i) any Base Salary earned but not paid during the final payroll period of his employment through the date of termination, (ii) pay for any vacation time accrued but not used through the date of termination, (iii) reimbursement for any unreimbursed expenses that have been properly incurred or that the Company has become obligated to pay prior to termination and (iv) in the event of a termination due to death,  two (2) months of Executive’s Base Salary (as of the effective date of such termination due to death) payable in monthly installments.

(e)           If the Employment Period is terminated by the Company without Cause, by Executive for Good Reason or upon a Change of Control or by the Company for any reason within one year of a Change of Control (as defined below), Executive shall be entitled to receive as severance:  (i) twelve (12) months of his Base Salary (as of the effective date of any such termination) payable in monthly installments, (ii) twelve (12) monthly payments of the amount that the Company would have contributed in continuation of Executive’s medical coverage if Executive had remained as an employee of the Company, and (iii) if the termination is effective prior to the end of a calendar year, Executive shall be entitled to a pro-rated portion of the bonus that would otherwise have been paid to Executive under this Agreement if Executive had remained employed until year-end; such pro-rated portion to be calculated by multiplying the amount determined pursuant to Section 3(b) of this Agreement, as the case may be, by the fraction obtained by dividing the day of the year upon which the termination became effective by 365.  The payment of the foregoing severance shall be contingent in all respects on Executive having theretofore executed (and not thereafter revoked) the general release of claims in the form attached hereto as Exhibit B.

(f)            Except as otherwise set forth above, all of Executive’s rights to employee benefits or payments from or in respect of the Company after the termination of the Employment Period shall cease upon such termination.

(g)           For purposes of this Agreement, “Cause” shall mean:  (i) the willful failure or refusal by Executive to perform his duties hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness); (ii) Executive’s willful material breach of this Agreement or any material policy of the Company or its subsidiaries applicable to him that has been disclosed to him; (iii) Executive’s willful engaging in misconduct, or conduct deemed by the Board to be grossly negligent, with respect to the performance of his duties that is materially injurious to the Company, its subsidiaries, employees or customers, monetarily or otherwise, or (iv) any violation by Executive of Section 5 or 6 hereof; (v) Executive’s conviction of, or plea of guilty or nolo contendere, with respect to any felony or any crime involving theft, dishonesty or fraud, or commission of an act of moral turpitude which results or is reasonably likely to result in material harm to the Company, its business or reputation; or (vi) alcohol or substance abuse by Executive; provided that, in the case of subsections (i), (ii) and (iii) any such failure, breach or misconduct which, if capable of cure, has not been cured within thirty (30) days after written notice of such breach is delivered to Executive by the Board.

(h)           For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:  (i) any material breach of this Agreement by the Company (or any successor or assignee of the Company), unless such breach is cured within thirty (30) days after receiving written notice of the breach from Executive; or (ii) relocate its executive offices more than 50 miles from its current location; provided however that (A) such Good Reason is not remedied or cured by the Company within thirty (30) days after the Company receives notice from the Executive of the occurrence of a Good Reason; (B) such notice of the occurrence of a Good Reason is sent by the Executive no later than thirty (30) days after the occurrence of such Good Reason; and (C) the Executive terminates his employment with the Company within ninety (90) days of the occurrence of such Good Reason.  The foregoing definitions of Good Reason shall not be applicable, however, if the event constituting Good Reason occurs:  (i) with Executive’s express prior written consent, or (ii) in connection with termination of Executive’s employment for Cause or due to his death or Permanent Disability.

(i)            For purposes of this Agreement, “Change in Control” of the Company shall be deemed to have occurred if, during the Employment Period:  (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty (50) percent of total voting power represented by the Company’s then outstanding voting securities; provided however, that with respect to Global Strategic Partners, LLC, a Delaware limited liability company, and its Affiliates (as defined in the Exchange Act), such number shall be sixty (60) percent on a fully diluted basis, as shall be determined without regard to the provisions of paragraph (d) of Rule 13d-3 promulgated under the Exchange Act; (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets or any transaction having a similar effect.

(j)            In the event of any dispute regarding the existence of Executive’s Permanent Disability hereunder, the matter will be resolved by a physician qualified to practice medicine in the Boston metropolitan area who is on the staff of a university hospital and has no prior relationship with Executive, which physician shall be jointly selected by each of Executive (or his nominee) and the Board of Directors of the Company.  For this purpose, Executive will submit to all appropriate medical examinations.

(k)           Notwithstanding anything to the contrary set forth in this Section 4, in the event that the Executive is determined to be a “key employee” as defined by Section 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (without regard to paragraph 5), to the extent necessary to comply with Section 409A of the Code and the Treasury Regulations thereunder, any payments or distributions due the Executive under this Agreement as a result of or following any separation from service shall not be made before the date which is 6 months after the date of separation from service (or if earlier, the date of death of the Executive).  All payments that would have been made to the Executive during such six (6) month period shall be made in a lump sum on the date six (6) months and two days after the Executive’s date of separation from service and all remaining payments (if any) shall commence on the next regular payroll date in the seventh (7th) month following the Executive’s date of separation from Service.  Notwithstanding anything to the contrary contained in this Agreement, Executive’s termination of employment shall occur only upon his “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).  For all purposes of Section 409A of the Code and the related Treasury Regulations, the Executive’s entitlement to severance pay pursuant to this Agreement shall be treated as an entitlement to a series of separate payments.  All payments and benefits provided under this Agreement are intended to either comply with or be exempt from Section 409A of the Code and the terms hereof shall be administered and construed accordingly, provided that nothing in this Agreement shall constitute an agreement not to withhold any sums required under Section 409A or to assume any liability for withholdings necessary under Section 409A.

5.             Confidential Information.  Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company (“Confidential Information”) are the property of the Company.  Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of a majority of the Board of the Company, unless and to the extent required by law, rule or regulation or pursuant to any administrative or court order.  The term “Confidential Information” shall not include:  (i) information which is generally available to the public or those in the Company’s industry as of the date of execution of this Agreement or which later becomes generally available to the public or those in the Company’s industry other than as a result of Executive’s prohibited disclosure; (ii) information which comes to Executive from a bona fide third party source so long as such source was not, to Executive’s knowledge, prohibited from providing such information to Executive by any contractual, legal, fiduciary or other obligation; and (iii) information which was known to Executive before such information was obtained from the Company.  The foregoing provision shall not be deemed to supersede or limit any other agreement between Executive and the Company relating to confidential information of the Company, but shall be deemed to be in addition to the provisions thereof.  To the extent there arises any irreconcilable conflict between this Agreement and any such other agreement, the provisions of the other agreement shall control.

6.             Non-Compete; Non-Solicitation.

(a)           Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that his services will be of special, unique and extraordinary value to the Company.  Therefore, Executive agrees that:  (i) during the Employment Period and for a period of twelve (12) months thereafter (the “Noncompete Period”), he shall not, directly or indirectly:  (i) engage in any Competitive Business (as defined below); (ii) render any services to any Competitive Business; or (iii) acquire a financial interest in any Competitive Business.  For purposes of this Agreement, the phrase “engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise.  “Competitive Business” means a business that is engaged, itself or through an affiliate, in the production, sale, provision or distribution of products or services, or research or development intended to create products or services, competitive with the Company’s:

(i)            high-shear processing equipment used to: (A) produce sub-micron and nanoscale liquid and solid particles in emulsions and dispersions for the biotech, pharmaceutical, chemical/coatings, personal care/cosmetics and food industries, and (B) perform cell disruption (lysis), or (C) create liposomal encapsulation of a variety of products;

(ii)           chemical reactor equipment for: (A) the continuous production of nanoscale products through chemical reaction, or (B) crystallization processes to produce drug and other nanosuspensions for the pharmaceutical and biotechnology industries; or

(iii)          future products, equipment or services developed;

as such products, equipment or services exist or are contemplated during Executive’s employment hereunder.

Without limiting the generality of the foregoing, and solely for purposes of providing examples, certain of the companies that the parties agree would constitute Competitive Businesses are listed in Exhibit C attached hereto.  Nothing herein shall prohibit Executive from being a passive owner of not more than three percent (3%) of the outstanding stock of any class of an entity which is publicly traded, so long as Executive has no active participation in any aspect of the business of such entity.

(b)           During the Noncompete Period, Executive shall not directly or indirectly through another entity:  (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand; (ii) hire any person who is or at any time was an employee of the Company earlier than six (6) months after such individual’s employment relationship with the Company has ended; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand.  Clauses (i) and (iii) of the preceding sentence shall not apply to any general advertising or solicitation.

(c)           If, at the time of enforcement of this Section a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d)           In the event of the breach or a threatened breach by Executive of any of the provisions of this Section, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security).

7.             Executive and Company Representations.  Executive hereby represents and warrants to the Company that:  (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  The Company hereby represents and warrants to Executive that:  (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

8.             Ownership of Intellectual Property.  Executive hereby assigns, and agrees to take any further actions both during and after the Employment Period as the Company may deem necessary or appropriate to cause all right, title and interest in, any and all intellectual property developed by (or with the assistance of) Executive during the Employment Period.  Without limiting the generality of the foregoing, it is specifically agreed that:

(a)           if Executive contributes to any patentable invention arising out of or in the course of Executive’s employment hereunder, any such patentable invention shall be the exclusive property of the Company, which shall have the exclusive right to file patent applications for the benefit of the Company.  Executive hereby agrees to irrevocably assign to the Company any rights Executive may have as an inventor in respect of such invention and to co-operate with the Company and provide all necessary assistance in the filing and prosecution of such patent applications;

(b)           all copyrights and similar rights in all works created by Executive in the course of his employment hereunder shall be the exclusive property of the Company from the inception of the creation thereof; and

(c)           Executive has previously executed the Company’s Invention Assignment and Proprietary Information Agreement in the form of Exhibit D to this Agreement.  To the extent there arises any irreconcilable conflict between this Agreement and any such other agreement, the provisions of this Agreement shall control.

Executive hereby waives all moral rights, rights of paternity, or any other rights implicit to the creation of any and all such intellectual property.

9.             Survival.  Sections 4, 5, 6 and 8 through 17 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

10.          Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to be delivered and receive five business days after having been deposited in the United States mail and enclosed in a registered or certified post-paid envelope; one business day after having been sent by reputable overnight courier; when personally delivered or sent by facsimile communications equipment of the sending party on a business day, or if not on a business day on the next succeeding business day thereafter; and in each case addressed to the respective party at the address set forth below or to such other changed addresses as the party may have fixed by notice as provided herein:

Notices to Executive:

Michael C. Ferrara
2 Clarendon Street, #410
Boston, MA  02116

Notices to the Company:

Microfluidics International Corporation
30 Ossipee Road
Newton, MA 02464
Attention:  Chairman of the Board of Directors

With a copy to:

Posternak Blankstein & Lund LLP
The Prudential Tower, 33rd Floor
800 Boylston Street
Boston, MA 02199
Attention:  Donald H. Siegel, P.C.

11.          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.          Complete Agreement.   Effective as of January 1, 2010, this Agreement amends and restates in its entirety the Prior Employment Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.          Counterparts.  This Agreement may be executed in separate counterparts, including via facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14.          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15.          Dispute Resolution; Attorneys’ Fees and Costs.  The Company and Executive agree that, except for those disputes for which equitable remedies are appropriate, all disputes arising in connection with the subject matter of this Agreement shall be submitted solely and exclusively to final and binding arbitration pursuant to the prevailing National Rules for the Resolution of Commercial Disputes of the American Arbitration Association (“AAA”), to be decided by a single, neutral arbitrator appointed in accordance with the AAA’s rules.  Such arbitration shall proceed in Boston, Massachusetts, and the Demand for Arbitration shall only be filed with the AAA after the initiating party provides the other party(s) with at least thirty (30) days’ advance notice of the contemplated demand.  Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  The initiating party shall advance the arbitration filing fee, and all other AAA administrative fees shall be shared equally by the parties to such a dispute, subject to apportionment by the arbitrator in the award.  Each party shall be solely responsible for its own costs and attorneys’ fees, subject to apportionment by the arbitrator in the award.  If any action seeking equitable remedies is instituted by either party, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which that party may be entitled.

16.          Choice of Law.  This Agreement will be governed by the internal law, and not the laws of conflicts that would give effect to the laws of another jurisdiction, of the Commonwealth of Massachusetts.

17.          Amendment and Waiver.   The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Microfluidics International Corporation

By:	/s/ George Uveges
Director

Michael C. Ferrara

/s/ Michael C. Ferrara

Exhibit A

LIST OF COMPANIES FOR WHICH EXECUTIVE CURRENTLY SERVES

ON THE GOVERNING BODY

Board of Advisors, Villanova School of Engineering

Exhibit B

FORM OF RELEASE AGREEMENT

                1.             Release.  Michael C. Ferrara (“Executive”), on his own behalf, on behalf of any entities he controls and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Microfluidics International Corporation (the “Company”), its divisions, subsidiaries, parents, majority unit holders or affiliated companies, past and present, and each of them, as well as its and their assignees and successors (individually and collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment, the termination thereof, or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, resulting from or arising out of any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, The Massachusetts Fair Employment Practices Act, M.G.L 151B or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to Executive’s right to enforce any obligation of the Company to Executive pursuant to Section 4 of the Amended and Restated Employment Agreement dated as of December    , 2009 by and between the Company and Executive (the “Employment Agreement”) or any outstanding Equity Award (as defined in the Employment Agreement) that remains exercisable in accordance with its terms or to file a charge of discrimination with the U.S. Equal Opportunity Commission (“EEOC”) or with any state or local anti-discrimination agency or to participate in an investigation conducted by the EEOC or any such agency.  Executive has agreed to waive his right to any damages or other recovery resulting from any administrative, arbitration, or court proceeding, including any action brought by the EEOC or any other state or local agency on his behalf or on behalf of a class of which he may be considered a member, with respect to Executive’s employment with and/or termination of employment from the Company and if Executive is awarded any money damages, Executive hereby assigns to the Company Executive’s right and interest to such money damages.  Notwithstanding the foregoing, this paragraph does not limit Executive’s right to challenge the validity of the Release Agreement in a legal proceeding under the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f) with respect to claims under the Age Discrimination in Employment Act.  This paragraph also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment, or setoff of any payments made to Executive and/or Executive’s counsel by the Company should the Release Agreement be found to be invalid as to the release of claims under the Age Discrimination in Employment Act.

2.           [Deemed included if California law ever becomes applicable] Waiver of Civil Code Section 1542.  This Agreement is intended to be effective as a general release of and bar to each and every claim, agreement, obligation, demand and cause of action hereinabove specified (collectively, the “Claims”).  Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

3.           Additional Release by Executive.  In addition to the release set forth in Section 1 above and subject to the actions excluded from that Section 1, Executive, on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of any Company Releasee (individually and collectively, “Individual Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action (collectively, “Known Claims”), arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company.  Executive represents and agrees that he has no knowledge of any facts or circumstances that may reasonably constitute or lead to any such Known Claim.

4.           ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:

a.	In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;
b.	He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
c.	He was given a copy of this Agreement on [ , 20 ] and informed that he had twenty-one (21) days within which to consider the Agreement; and
d.	He was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

5. No Transferred Claims.  Each party hereto represents and warrants to the other that he or it, as applicable, has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

The undersigned has read and understand the consequences of this Agreement and voluntarily signs it.  The undersigned declares under penalty of perjury under the laws of the Commonwealth of Massachusetts that the foregoing is true and correct.

EXECUTED this                         day of                               20    .

“Executive”

Michael C. Ferrara

Exhibit C

EXAMPLES OF COMPANIES THAT ARE CURRENTLY CONSIDERED “COMPETITIVE BUSINESSES”

COMPANY	TRADE NAME(S)	TYPE / EQUIPMENT	ADDRESS

INVENSYS plc (formerly APV Group plc acquired 1997)			500 Research Dr., Wilmington, MA 01887
APV Gaulin	Manton Gaulin	homogenizer
APV Crepaco
APV Rannie		homogenizer
APV Union Homogenizer		homogenizer
APV Chemical Machinery, Inc. (formerly Baker Perkins)
Applied Science Karasawa Lab & Co	Ultimaizer —See Ultimaizer below	high pressure fluid jet shear/cavitation	3-27, Minami-Nakano,Ohmiyashi, Saitama 33O JAPAN
Avestin, Inc.	EmulsiFlex C5, C50, C55, C160, EmulsiFlex-C1000 production, LiposoFast	cell disruptors, homogenizers/emulsifiers	76 Frank St, Ottawa, Ontario, K2P OX2 CANADA
Bayer AG	High Pressure Homogenizer	Liposomal encapsulator for pharmaceuticals	Germany
BEEI (Best Emulsifying Equipment International)	Nano DeBEE, Micro DeBEE, Mini DeBEE, DeBEE 2000 Pilot, DeBEE 2000P Production Homogenizers	high pressure fluid jet shear/cavitation	Ramat Gavriel, Migdal Haemek, 10550 ISRAEL
Branson Ultrasonics		homogenizers/emulsifiers, cell disruptors	Eagle Road, Danbury, CT 06813
Bran & Luebbe GmbH (SPX)	Meganizer, Pentax	high-pressure homogenizer, Multi-Frequency Fluid Mixers	Werkstrasse 4 D22844 Norderstedt, Germany
Braun Instrument	Braunsonic	ultrasonic homogenizer/cell disruptor	875 Stanton Road, Burlingame CA 94010
Brinkman Instruments	Kinematica Polytron	homogenizer emulsifier, disperser and mixer	One Cantiague Rd, Westbury, NY 11590
Chemineer, Inc.	Greerco	portable impeller mixers, homogenizers,colloid mills	P.O. BOX 1123, Dayton, OH 45401
Constant Systems Ltd.	Cell Disruptor	high pressure jet impingement	Unit 11, Low March,Daventry Northamptonshire NN11 4SD, U.K. - Tel: 44 1327 314146
EKATO SYSTEMS GmbH	NANOmix	high pressure pump homogenizer	Käppelemattweg 2, 79650 Schopfheim, Germany

FES International, Inc.	HP-50, HP-300, HP-700, HP-1400	high pressure pump homogenizer	2120 Auto Centre Drive, Glendora, CA 91740
Fisher	Touch Mixer
Five Star Technologies	Caviflo, Cavimax & Cavipro	mid-to-ultra high shear mixers/homogenizers	21200 Aerospace Pkwy, Cleveland, OH 44142
Glen Creston	Dyno Mill, Ecm, Emulsiflex	jet bead mill (fluidized), high pressure homogenizer	16 Dalston Gardens; Stanmore, Middlesex, HA7 1BU, UK
Glen Mills, Inc.	Dyno-Mill, Polytron, Megatron, Sonicator French Press, Micromincer,Tissue Tearor	bead & hammer mills, rotor stator homogenizers, ultrasonic dispersing/homogenizing	395 Allwood Road, Clifton, NJ 07012
Ilshin Autoclave ISA	NanoDisperser	High pressure disperser, emulsifier, liposomal encapsulator & cell disruptor	1688-15 Shinii-Dong, Daeduck-Gu, Taejon, Korea 306-230
Kinematica AG	Polytron & Megatron		Lucerne, Switzerland
Koruma (ROMACO)	Disho Inline	homogenizer, rotor stator mixer	Germany
Krupp AG	Krupp Industrie Technik	colloid mill	Germany
Misonix, Inc.	MICROSON	ultrasonic cell disruptor	1938 New Highway, Farmingdale, NY 11735
Nanomizaa, KK	NANOMIZER	Hi-pressure, homogenizer, emulsifier, disperser	(Sayama Trading Co.) JAPAN
Niro-Soavi S.P.A. (owner GEA Group Group Aktiengesellschaft) www.geagroup.com/en/	Panda, Pony, Panther, Soavi High Pressure Homogenizer	Low and high pressure homogenizers	1600 County Rd. Ft., Hudson, WI 54106 GEA - Bochum, Germany
NanoJet - Haskel International	LAB 8H & LAB 30P, LAB 15H & LAB 30H	homogenizer (M* knockoff)	Dortmund, Germany
Omni International		homogenizers & emulsifiers	6530 Commerce Ct, Warrenton, VA 20187
Parr Instruments Co.		decompression bomb-cell disruptor	211 53rd Street, Moline, IL 61265-9984
SLM/Aminco		french press / cell disruptor
Sonic Corp.	SONOLATOR	ultrasonic cell disruptor	One Research Dr., Stratford, CT 06497
Sonics & Materials Inc.	VIBRA CELL	ultrasonic cell disruptor	Kenosha Ave, Danbury, CT
Stansted Fluid Power Ltd.	nm-GEN, AO, TC,		70 Bentfield Rd., Stansted, Essex, U.K.
Ultimaizer — Sugino Machine Ltd (Itochu Sanki Corporation) (formerly Karasawa Labs)	ULTIMAIZER	hi-pressure, homogenizer, emulsifier, disperser	JAPAN & 1380 Hamilton Pkwy Itasca,IL 60143 U.S.A

Exhibit D

FORM OF INVENTION ASSIGNMENT AND PROPRIETARY

INFORMATION AGREEMENT

[ See Attached ]

INVENTION ASSIGNMENT AND PROPRIETARY
INFORMATION AGREEMENT

In consideration of employment by Microfluidics International Corporation and/or its subsidiary, Microfluidics Corporation (collectively the “Company”), and the compensation received therefore, I agree that:

1.             I hereby assign to the Company my rights and all interests in inventions, improvements and discoveries, original works of authorship, formulas, processes, computer programs, and trade secrets (the “Inventions”) made, conceived or first reduced to practice or created by me, either alone or jointly with others, during my period of employment by the Company, whether or not in the ordinary course of my employment. This applies to inventions and discoveries which relate to the current business of the Company, or business which the Company may reasonably be expected to enter.

2.             I will promptly disclose in confidence the Inventions to the appropriate Company designee and will assist the Company in any reasonable manner to protect and implement these for its benefit.  On request, I will participate in the patent process or other activities to carry out the purpose of this Agreement, without further consideration, but at the expense of the Company. If such actions are required after termination of my employment I will be entitled to a fair and reasonable per diem fee plus expense reimbursement, if incurred at the request of the Company.

3.             I agree that all Inventions that: (a) are developed using equipment, supplies, facilities or trade secrets of the Company, or (b) result from work performed for the Company, or (c) related to the Company’s business or anticipated research and development, will be the sole and exclusive property of and are hereby assigned to the Company.

4.             Without prior written consent of the Company, I will not, during my employment by the Company, engage in any employment or activity for others, in any business in which the Company is or may reasonably be expected to be active.

5.             During my employment by the Company, or thereafter at any time, I will not disclose to others or use for my benefit trade secrets or confidential information of the Company (as defined below) and that of its clients or other business relationships, except as necessary in the ordinary course of performing my duties with co-workers or as otherwise permitted by the Company’s Board of Directors in writing.  For the purposes of this Agreement the Company’s confidential information shall be deemed to include but not be limited to:  (i) trade secrets, know-how, designs, technical information, techniques, processes, functioning, diagrams, schematics, timing, measurements, tolerances, quantification of physical forces exerted, materials and methods of construction relating to or embodied within the Microfluidizer device and, in particular, within its interaction chambers and auxiliary processing modules, (ii) the identity of the Company’s customers, suppliers and vendors, non-public financial information including  price lists, budgets, financial plans and projections (the “Confidential Information”).

6.             I will not use or disclose in the course of my employment for the Company any trade secrets or Confidential Information belonging to others.

7.             Upon termination or resignation, I shall turn over to the Company all written and visual materials, and computer data storage diskettes and/or other storage media pertaining to my work and other pertinent Confidential Information or other equipment, parts, or information of the Company.

8.             I agree that in the event of my breach of this Agreement the Company’s available damages and remedies at law would be inadequate and, accordingly, the Company shall have the right to obtain temporary and/or permanent injunctive relief or its equivalent under domestic or foreign law against me to prevent the unauthorized use or disclosure of any Confidential Information as well as all other remedies that may be available to the Company.  I further agree that all legal and equitable rights, remedies and damages available to the Company shall be considered cumulative and the use or choice of a particular remedy, damage or relief shall not preclude the Company’s further exercise of other rights, remedies and damages.

9.             This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to its internal conflicts of laws provisions.  I hereby consent to the jurisdiction of the courts of the Commonwealth of Massachusetts or such other jurisdiction as the Company may find more convenient or effective for the prosecution of any action hereunder.

10.           This Agreement represents the entire agreement between the parties relating to the subject matter hereof and supersedes any previous understanding or agreement.

11.           I agree that the provisions of this Agreement are severable.  If any provision hereof shall be declared to be invalid or unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of the Agreement, and such provision shall be reformed and construed to the extent permitted by law so that the remainder is valid and enforceable.

                Signed as a sealed instrument this            day of                       , 200   .

EMPLOYEE

____________________________________________

____________________________________________
Printed Name

____________________________________________
Witness